Exhibit 99.1

Genesee & Wyoming Reports Results for the First Quarter of 2018

DARIEN, Conn.--(BUSINESS WIRE)--May 1, 2018--Genesee & Wyoming Inc. (G&W) (NYSE:GWR)

First Quarter 2018 Consolidated Highlights Compared with First Quarter 2017

  Operating revenues increased 10.7% to $574.7 million from $519.1 million.
  Reported operating income increased 14.5% to $86.9 million; Adjusted operating income increased 2.7% to $87.4 million.(1)
  Reported diluted earnings per common share (EPS) increased to $1.19 with 62.9 million weighted average shares outstanding, compared with reported diluted EPS in the first quarter of 2017 of $0.42 with 62.4 million weighted average shares outstanding; Adjusted diluted EPS increased 32.1% to $0.70.(1)
  Reported net income and diluted EPS included a $31.6 million, or $0.50 per share, income tax benefit associated with the U.S. Short Line Tax Credit for fiscal year 2017 that was enacted in February 2018.
  Net cash provided by operating activities increased $16.3 million to $101.4 million; Adjusted free cash flow attributable to G&W decreased $7.9 million to $43.1 million, primarily due to the timing of core capital expenditures.(1)
  G&W repurchased 792,921 shares of its Class A Common Stock for $57.4 million during the first quarter of 2018.

Jack Hellmann, Chairman, President and CEO of G&W, commented, “G&W reported diluted earnings per share of $1.19 in the first quarter of 2018, or $0.70 per diluted share excluding the retroactive benefit from the U.S. Short Line Tax Credit for 2017. Although our adjusted diluted EPS increased 32%, our financial results in North America were adversely impacted by congestion at several connecting Class I railroads that limited car supply as well as by lower utility coal shipments in the Midwest. Meanwhile, our results in Australia and the U.K./Europe were consistent with our expectations.”

“Our North American business strengthened in March and we see a favorable outlook for rates and volume for the remainder of 2018, despite ongoing pockets of rail system congestion. In Australia, we continue to see an uplift in our business in the second half of 2018 as we take delivery of new rail cars for spot coal movements in the Hunter Valley of New South Wales.”

“In the U.K., we are accelerating improvements to our rail, terminal and road business through an optimization plan to further rationalize rail equipment, to streamline management and to implement technology investments to enhance productivity. Over the coming 12 months, we plan to incur approximately US$55 million in restructuring and related costs so as to unlock annualized savings of approximately US$18 million, with the initial benefits recognized in the second half of 2018. We believe the reorganization will not only meet strong customer demand for all of our supply chain services but also will enhance the quality and efficiency of our operations.”(1)

“Finally, given G&W’s strong free cash flow generation and modest leverage, in the first quarter we commenced a share repurchase program under our existing $300 million authorization. During the quarter, we repurchased approximately 800,000 shares of G&W stock. At the same time, we are actively evaluating acquisition and investment opportunities in all geographies in which we operate. We expect to continue to pursue both traditional M&A opportunities as well as opportunistic share repurchases in 2018.”

First Quarter Segment Highlights

  North America: Operating revenues from G&W's North American Operations increased 1.9% to $325.6 million from $319.5 million. Reported operating income from G&W's North American Operations increased 8.1% to $73.2 million; Adjusted operating income from G&W's North American Operations increased 0.6% to $73.4 million.(1)
  Australia: Operating revenues from G&W's 51.1% owned Australian Operations increased 1.3% to $74.8 million from $73.9 million. Reported operating income from G&W's Australian Operations decreased 6.9% to $16.0 million; Adjusted operating income from G&W's Australian Operations decreased 9.3% to $16.0 million.(1)
  U.K./Europe: Operating revenues from G&W's U.K./European Operations increased 38.6% to $174.2 million from $125.7 million, primarily due to new operations. Reported operating loss from G&W's U.K./European Operations decreased to $2.2 million from $8.9 million; Adjusted operating loss from G&W's U.K./European Operations decreased to $2.0 million from $5.5 million.(1)

Financial Results

G&W's operating revenues increased $55.6 million, or 10.7%, to $574.7 million in the first quarter of 2018, compared with $519.1 million in the first quarter of 2017. G&W's operating income in the first quarter of 2018 was $86.9 million, compared with $75.9 million in the first quarter of 2017. G&W's adjusted operating income in the first quarter of 2018 was $87.4 million, compared with $85.1 million in the first quarter of 2017.(1)

Reported net income attributable to G&W in the first quarter of 2018 was $75.1 million, compared with reported net income attributable to G&W of $26.2 million in the first quarter of 2017. Excluding the net impact of certain items affecting comparability between periods discussed below, G&W's adjusted net income attributable to G&W in the first quarter of 2018 was $43.8 million, compared with $32.9 million in the first quarter of 2017.(1)

G&W's reported diluted EPS in the first quarter of 2018 were $1.19 with 62.9 million weighted average shares outstanding, compared with reported diluted EPS in the first quarter of 2017 of $0.42 with 62.4 million weighted average shares outstanding. G&W's adjusted diluted EPS in the first quarter of 2018 were $0.70 with 62.9 million weighted average shares outstanding, compared with adjusted diluted EPS in the first quarter of 2017 of $0.53 with 62.4 million weighted average shares outstanding.(1)

G&W's benefit from income taxes in the first quarter of 2018 was $15.9 million, while the provision for income taxes in the first quarter of 2017 was $21.9 million. Excluding the $31.6 million benefit from the retroactive extension of the U.S. Short Line Tax Credit, G&W's effective income tax rate in the first quarter of 2018 was 26.2%, compared with 44.6% in the first quarter of 2017. The decrease in G&W's effective income tax rate was primarily a result of the Tax Cuts and Jobs Act of 2017 (TCJA), which decreased the United States federal corporate income tax rate from 35% to 21%.

Items Affecting Comparability

In the first quarter of 2018 and 2017, G&W's results included certain items affecting comparability between the periods that are set forth in the following table (in millions, except per share amounts):

	Income/(Loss) Before Income Taxes Impact	After-Tax Net Income/(Loss) Attributable to G&W Impact	Diluted EPS Impact
Three Months Ended March 31, 2018
Corporate development and related costs	$(0.2)	$(0.1)	$—
Restructuring costs	$(0.3)	$(0.2)	$—
2017 Short Line Tax Credit	$—	$31.6	$0.50

Three Months Ended March 31, 2017
Corporate development and related costs	$(5.4)	$(3.2)	$(0.05)
Restructuring costs	$(3.8)	$(3.5)	$(0.06)

In the first quarter of 2018, G&W's results included a $31.6 million income tax benefit associated with the U.S. Short Line Tax Credit for fiscal year 2017 that was enacted in February 2018.

In the first quarter of 2017, G&W's results included corporate development and related costs of $5.4 million, about half of which related to the Providence and Worcester integration and the remainder of which related to other corporate development activities, as well as restructuring costs of $3.8 million, primarily related to severance costs associated with G&W's restructuring of ERS Railways B.V. (ERS).

First Quarter Results by Segment

Operating revenues from G&W's North American Operations increased $6.2 million, or 1.9%, to $325.6 million in the first quarter of 2018, compared with $319.5 million in the first quarter of 2017.

North American Operations traffic increased 2,997 carloads, or 0.7%, to 406,013 carloads in the first quarter of 2018. Excluding 1,570 carloads from new operations, same railroad traffic increased 1,427 carloads, or 0.4%. The same railroad traffic increase was principally due to increases of 2,583 carloads of pulp and paper (primarily in the Southern and Central regions), 2,131 carloads of other commodity traffic (primarily Class I overhead traffic in the Central and Midwest regions) and 1,662 carloads of lumber and forest products traffic (primarily in the Western Region), partially offset by decreases of 3,597 carloads of agricultural products traffic (primarily in the Midwest and Central regions) and 2,835 carloads of chemicals and plastics (primarily in the Western and Northeast regions). All remaining traffic decreased by a net 1,483 carloads.

G&W's North American Operations had operating income of $73.2 million in the first quarter of 2018, compared with $67.7 million in the first quarter of 2017. The operating ratio for North American Operations was 77.5% in the first quarter of 2018, compared with an operating ratio of 78.8% in the first quarter of 2017. Adjusted operating income from G&W's North American Operations in the first quarter of 2018 was $73.4 million, compared with adjusted operating income of $73.0 million in the first quarter of 2017. The adjusted operating ratio for North American Operations was 77.5% in the first quarter of 2018, compared with an adjusted operating ratio of 77.2% in the first quarter of 2017.(1)

Operating revenues from G&W's Australian Operations increased $0.9 million, or 1.3%, to $74.8 million in the first quarter of 2018, compared with $73.9 million in the first quarter of 2017. Excluding a $2.7 million increase due to the impact of foreign currency appreciation, Australian Operations same railroad revenues decreased $1.8 million, or 2.3%, primarily due to a decrease in switching revenues.(2)

Australian Operations traffic decreased 5,901 carloads to 143,515 carloads in the first quarter of 2018. The traffic decrease was principally due to a decrease of 2,154 carloads of agricultural products traffic and 2,035 carloads of metallic ores traffic. All remaining traffic decreased by a net 1,712 carloads.

G&W's Australian Operations had operating income of $16.0 million in the first quarter of 2018, compared with $17.2 million in the first quarter of 2017. The operating ratio for Australian Operations was 78.7% in the first quarter of 2018, compared with an operating ratio of 76.8% in the first quarter of 2017. Adjusted operating income from G&W's Australian Operations was $16.0 million in the first quarter of 2018, compared with adjusted operating income of $17.6 million in the first quarter of 2017. The adjusted operating ratio for Australian Operations was 78.6% in the first quarter of 2018, compared with an adjusted operating ratio of 76.1% in the first quarter of 2017.(1)

Operating revenues from G&W's U.K./European Operations increased $48.5 million, or 38.6%, to $174.2 million in the first quarter of 2018, compared with $125.7 million in the first quarter of 2017. Excluding $34.7 million from new operations and a $16.9 million increase due to the impact of foreign currency appreciation, U.K./European same railroad revenues decreased $3.2 million, or 2.2%, primarily due to a decrease in Continental Europe intermodal revenues following the discontinuation of certain intermodal train services as part of the restructuring of ERS Railways B.V. (ERS) in the first half of 2017 and decreased U.K. infrastructure revenues, partially offset by increased revenues from minerals and stones traffic in Poland.(2)

U.K./European Operations traffic decreased 7,031 carloads, or 2.6%, to 261,785 carloads in the first quarter of 2018. The traffic decrease was principally due to decreases of 13,033 carloads of intermodal traffic in the U.K. and Continental Europe and 4,666 carloads of coal and coke traffic (primarily in the U.K.), partially offset by an increase of 11,215 carloads of minerals and stone traffic (primarily in Poland). All remaining traffic decreased by 547 carloads.

G&W's U.K./European Operations had an operating loss of $2.2 million in the first quarter of 2018, compared with an operating loss of $8.9 million in the first quarter of 2017. Of note, the recent change in U.S. GAAP accounting to reclassify pension returns and interest costs from operating to non-operating income had the impact of reducing U.K./Europe's operating income by $2.3 million and $1.6 million for the periods ending March 31, 2018 and 2017, respectively. The operating ratio for U.K./European Operations was 101.3% in the first quarter of 2018, compared with an operating ratio of 107.1% in the first quarter of 2017. Adjusted operating loss from G&W's U.K./European Operations was $2.0 million in the first quarter of 2018, compared with an adjusted operating loss of $5.5 million in the first quarter of 2017. The adjusted operating ratio for U.K./European Operations was 101.2% in the first quarter of 2018, compared with an adjusted operating ratio of 104.4% in the first quarter of 2017.(1)

Adjusted Free Cash Flow Measures (1)

Adjusted free cash flow measures for the three months ended March 31, 2018 and 2017 were as follows (in millions):

	Three Months Ended
	March 31,
	2018	2017
Net cash provided by operating activities	$101.4	$85.0
Allocation of adjusted cash flow to noncontrolling interest(a)	(9.0)	(6.4)
Adjusted net cash provided by operating activities attributable to G&W	$92.4	$78.6
Core capital expenditures(b)	(41.4)	(28.9)
Adjusted free cash flow attributable to G&W before new business investments and grant funded projects	$51.0	$49.7
New business investments	(7.5)	(0.1)
Grant funded projects, net of proceeds received from outside parties(c)	$(0.4)	$1.4
Adjusted free cash flow attributable to G&W	$43.1	$51.0
(a)	Allocation of adjusted cash flow to noncontrolling interest (Macquarie Infrastructure and Real Assets' (MIRA's) 48.9% equity ownership of G&W Australia Holdings LP (GWA) since December 1, 2016) is calculated as 48.9% of the total of (i) cash flow provided by operating activities of G&W’s Australian Operations, less (ii) net purchases of property and equipment of G&W’s Australian Operations. The timing and amount of actual distributions, if any, from GWA to G&W and MIRA made in any given period will vary and could differ materially from the amounts presented. There were no such distributions made for both the three months ended March 31, 2018 and 2017. G&W expressly disclaims any direct correlation between the allocation of adjusted cash flow to noncontrolling interest and actual distributions made in any given period.
(b)

Core capital expenditures represent purchases of property and equipment as presented on the Statement of Cash Flows less grant proceeds from outside parties, insurance proceeds for the replacement of assets and proceeds from disposition of property and equipment, each of which as presented on the Statement of Cash Flows, less new business investments and grant funded projects.

(c)

Grant funded projects represent purchases of property and equipment for projects partially or entirely funded by outside parties, net of grant proceeds from outside parties as presented on the Statement of Cash Flows.

Share Repurchase Program

During the first quarter of 2018, G&W repurchased 792,921 shares of Class A Common Stock for $57.4 million, which resulted in a 51,106 reduction in our weighted average diluted shares during the first quarter.

Conference Call and Webcast Details

As previously announced, G&W's conference call to discuss financial results for the first quarter of 2018 will be held on Tuesday, May 1, 2018, at 11 a.m. EDT. The dial-in number for the teleconference in the U.S. is (800) 288-9626; outside the U.S., the dial-in number is (612) 332-0345, or the call may be accessed live over the Internet (listen only) at www.gwrr.com/investors. Management will be referring to a slide presentation that will also be available at gwrr.com/investors. The webcast will be archived at www.gwrr.com/investors until the following quarter's earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EDT on May 1, 2018, by dialing (800) 475-6701 (or outside the U.S., dialing 320-365-3844). The access code is 439195.

About G&W

G&W owns or leases 122 freight railroads organized in nine locally managed operating regions with 8,000 employees serving 3,000 customers.

  G&W's seven North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.
  G&W's Australia Region serves New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line. The Australia Region is 51.1% owned by G&W and 48.9% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.
  G&W's U.K./Europe Region includes the U.K.'s largest rail maritime intermodal operator and second-largest freight rail provider, as well as regional services in Continental Europe.

G&W subsidiaries and joint ventures also provide rail service at more than 40 major ports, rail-ferry service between the U.S. Southeast and Mexico, transload services, contract coal loading, and industrial railcar switching and repair.

From time to time, we may use our website as a channel of distribution of material company information. Financial and other material information regarding G&W is routinely posted on and accessible at www.gwrr.com/investors. In addition, you may automatically receive email alerts and other information about us by enrolling your email address in the "Email Alerts" section of www.gwrr.com/investors. The information contained on or connected to our Internet website is not deemed to be incorporated by reference in this press release or filed with the United States Securities and Exchange Commission.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including the following: risks related to the operation of our railroads; severe weather conditions and other natural occurrences, which could result in shutdowns, derailments, railroad network and port congestion or other substantial disruption of operations; customer demand and changes in our operations or loss of important customers; exposure to the credit risk of customers and counterparties; changes in commodity prices; consummation and integration of acquisitions; economic, political and industry conditions, including employee strikes or work stoppages; retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we or our customers are subject; increased competition in relevant markets; funding needs and financing sources, including our ability to obtain government funding for capital projects; international complexities of operations, currency fluctuations, finance, tax and decentralized management; challenges of managing rapid growth, including retention and development of senior leadership; unpredictability of fuel costs; susceptibility to and outcome of various legal claims, lawsuits and arbitrations; increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts and insurance coverage limits; consummation of new business opportunities; decrease in revenues and/or increase in costs and expenses; susceptibility to the risks of doing business in foreign countries; uncertainties arising from a referendum in which voters in the United Kingdom (U.K.) approved an exit from the European Union (E.U.), commonly referred to as Brexit; our ability to integrate acquired businesses successfully or to realize the expected synergies associated with acquisitions; risks associated with our substantial indebtedness; failure to maintain satisfactory working relationships with partners in Australia; failure to maintain an effective system of internal control over financial reporting as well as disclosure controls and procedures and other risks including, but not limited to, those noted in our 2017 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

1.	Adjusted operating income, adjusted operating ratio, adjusted net income attributable to G&W, adjusted diluted earnings per common share (EPS), and the adjusted free cash flow measures of adjusted net cash provided by operating activities attributable to G&W, adjusted free cash flow attributable to G&W and adjusted free cash flow attributable to G&W before new business investments and grant funded projects are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to their most directly comparable financial measures calculated in accordance with GAAP, is included in the tables attached to this press release.

2.	Foreign exchange impact is calculated by comparing the prior period results translated from local currency to U.S. dollars using current period exchange rates to the prior period results in U.S. dollars as reported.

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2018	2017
OPERATING REVENUES	$574,661	$519,108
OPERATING EXPENSES	487,748	443,208
OPERATING INCOME	86,913	75,900
INTEREST INCOME	498	227
INTEREST EXPENSE	(25,236)	(26,365)
OTHER LOSS, NET	(2,040)	(545)
INCOME BEFORE INCOME TAXES	60,135	49,217
BENEFIT FROM/(PROVISION FOR) INCOME TAXES	15,890	(21,928)
NET INCOME	$76,025	$27,289
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	927	1,051
NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$75,098	$26,238
BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:	$1.21	$0.43
WEIGHTED AVERAGE SHARES - BASIC	61,918	61,413
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:	$1.19	$0.42
WEIGHTED AVERAGE SHARES - DILUTED	62,887	62,353

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(in thousands)
(unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,390	$80,472
Accounts receivable, net	422,727	416,705
Materials and supplies	56,035	57,750
Prepaid expenses and other	52,968	34,606
Total current assets	653,120	589,533
PROPERTY AND EQUIPMENT, net	4,640,824	4,656,921
GOODWILL	1,162,657	1,165,587
INTANGIBLE ASSETS, net	1,562,007	1,567,038
DEFERRED INCOME TAX ASSETS, net	3,465	3,343
OTHER ASSETS	48,703	52,475
Total assets	$8,070,776	$8,034,897
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$50,952	$27,853
Accounts payable	251,875	253,993
Accrued expenses	157,958	185,935
Total current liabilities	460,785	467,781
LONG-TERM DEBT, less current portion	2,341,563	2,303,442
DEFERRED INCOME TAX LIABILITIES, net	852,731	873,194
DEFERRED ITEMS - grants from outside parties	321,420	321,592
OTHER LONG-TERM LIABILITIES	170,901	172,796
TOTAL EQUITY	3,923,376	3,896,092
Total liabilities and equity	$8,070,776	$8,034,897

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(in thousands)
(unaudited)
	Three Months Ended
	March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,025	$27,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,990	60,774
Stock-based compensation	4,052	4,213
Deferred income taxes	(24,148)	13,572
Net gain on sale and impairment of assets	(1,036)	(427)
Changes in assets and liabilities which provided/(used) cash, net of effect of acquisitions:
Accounts receivable, net	(6,299)	6,524
Materials and supplies	2,593	(2,140)
Prepaid expenses and other	(7,025)	(2,226)
Accounts payable and accrued expenses	(12,381)	(29,330)
Other assets and liabilities, net	3,588	6,767
Net cash provided by operating activities	101,359	85,016
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(58,222)	(34,738)
Grant proceeds from outside parties	5,934	4,771
Net cash provided by acquisitions	—	2,935
Insurance proceeds for the replacement of assets	1,600	1,406
Proceeds from disposition of property and equipment	1,423	928
Net cash used in investing activities	(49,265)	(24,698)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on revolving line-of-credit, long-term debt and capital leases	(121,850)	(167,730)
Proceeds from revolving line-of-credit and long-term borrowings	176,840	112,294
Common share repurchases	(57,376)	—
Installment payments on Freightliner deferred consideration	(6,255)	—
Other financing related activities, net	(1,973)	(814)
Net cash used in financing activities	(10,614)	(56,250)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(562)	1,878
INCREASE IN CASH AND CASH EQUIVALENTS	40,918	5,946
CASH AND CASH EQUIVALENTS, beginning of period	80,472	32,319
CASH AND CASH EQUIVALENTS, end of period	$121,390	$38,265

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018		2017
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$399,639	69.5%	$377,745	72.8%
Freight-related revenues	141,197	24.6%	119,337	23.0%
All other revenues	33,825	5.9%	22,026	4.2%
Total operating revenues	$574,661	100.0%	$519,108	100.0%

Operating expenses:
Labor and benefits(a)	$183,716	32.0%	$167,138	32.2%
Equipment rents	34,087	5.9%	33,871	6.5%
Purchased services(b)	64,102	11.2%	51,001	9.8%
Depreciation and amortization	65,990	11.5%	60,774	11.7%
Diesel fuel used in train operations	46,151	8.0%	38,153	7.4%
Electricity used in train operations	2,234	0.4%	3,173	0.6%
Casualties and insurance	9,966	1.7%	12,543	2.4%
Materials	32,469	5.7%	20,546	4.0%
Trackage rights	20,978	3.7%	22,223	4.3%
Net gain on sale and impairment of assets	(1,036)	(0.2)%	(427)	(0.1)%
Restructuring costs	283	—%	3,755	0.7%
Other expenses(c)	28,808	5.0%	30,458	5.9%
Total operating expenses	$487,748	84.9%	$443,208	85.4%
(a)	Includes $0.1 million and $2.3 million of corporate development and related costs for the three months ended March 31, 2018 and 2017, respectively.
(b)	Includes $0.1 million of corporate development and related costs for the three months ended March 31, 2017.
(c)	Includes $3.0 million of corporate development and related costs for the three months ended March 31, 2017.

GENESEE & WYOMING INC. AND SUBSIDIARIES
NORTH AMERICAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018		2017
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$245,417	75.4%	$238,281	74.6%
Freight-related revenues	63,832	19.6%	65,345	20.4%
All other revenues	16,381	5.0%	15,850	5.0%
Total operating revenues	$325,630	100.0%	$319,476	100.0%

Operating expenses:
Labor and benefits(a)	$111,917	34.4%	$110,158	34.5%
Equipment rents	12,500	3.8%	13,990	4.4%
Purchased services(b)	13,930	4.3%	14,673	4.6%
Depreciation and amortization	40,631	12.5%	38,867	12.1%
Diesel fuel used in train operations	25,480	7.8%	20,558	6.4%
Casualties and insurance	6,457	2.0%	10,233	3.2%
Materials	13,190	4.0%	13,463	4.2%
Trackage rights	9,112	2.8%	9,518	3.0%
Net gain on sale and impairment of assets	(912)	(0.3)%	(432)	(0.1)%
Restructuring costs	34	—%	54	—%
Other expenses(c)	20,131	6.2%	20,731	6.5%
Total operating expenses	$252,470	77.5%	$251,813	78.8%
Operating income	$73,160		$67,663
Expenditures for additions to property & equipment, net of grants from outside parties	$38,563		$24,215
(a)	Includes $0.1 million and $2.3 million of corporate development and related costs for the three months ended March 31, 2018 and 2017, respectively.
(b)	Includes $0.1 million of corporate development and related costs for the three months ended March 31, 2017.
(c)	Includes $0.1 million and $2.9 million of corporate development and related costs for the three months ended March 31, 2018 and 2017, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES
AUSTRALIAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018		2017
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$63,011	84.2%	$60,874	82.4%
Freight-related revenues	10,563	14.1%	11,709	15.8%
All other revenues	1,260	1.7%	1,324	1.8%
Total operating revenues	$74,834	100.0%	$73,907	100.0%

Operating expenses:
Labor and benefits	$19,032	25.4%	$17,054	23.1%
Equipment rents	1,315	1.8%	1,401	1.9%
Purchased services	6,389	8.5%	6,212	8.4%
Depreciation and amortization	16,007	21.4%	15,192	20.6%
Diesel fuel used in train operations	7,310	9.8%	6,590	8.9%
Casualties and insurance	1,781	2.4%	1,473	2.0%
Materials	2,961	4.0%	2,714	3.6%
Trackage rights	2,214	3.0%	3,408	4.6%
Net gain on sale and impairment of assets	(46)	(0.1)%	(2)	—%
Restructuring costs	—	—%	338	0.5%
Other expenses(a)	1,895	2.5%	2,368	3.2%
Total operating expenses	$58,858	78.7%	$56,748	76.8%
Operating income	$15,976		$17,159
Expenditures for additions to property & equipment, net of grants from outside parties	$5,262		$1,462
(a)	Includes $0.1 million of corporate development and related costs for the three months ended March 31, 2017.

GENESEE & WYOMING INC. AND SUBSIDIARIES
U.K./EUROPEAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018		2017
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$91,211	52.4%	$78,590	62.5%
Freight-related revenues	66,802	38.3%	42,283	33.6%
All other revenues	16,184	9.3%	4,852	3.9%
Total operating revenues	$174,197	100.0%	$125,725	100.0%

Operating expenses:
Labor and benefits	$52,767	30.3%	$39,926	31.7%
Equipment rents	20,272	11.6%	18,480	14.7%
Purchased services	43,783	25.1%	30,116	24.0%
Depreciation and amortization	9,352	5.4%	6,715	5.3%
Diesel fuel used in train operations	13,361	7.7%	11,005	8.8%
Electricity used in train operations	2,234	1.3%	3,173	2.5%
Casualties and insurance	1,728	1.0%	837	0.7%
Materials	16,318	9.4%	4,369	3.5%
Trackage rights	9,652	5.5%	9,297	7.4%
Net (gain)/loss on sale and impairment of assets	(78)	—%	7	—%
Restructuring costs	249	0.1%	3,363	2.7%
Other expenses(a)	6,782	3.9%	7,359	5.8%
Total operating expenses	$176,420	101.3%	$134,647	107.1%
Operating loss	$(2,223)		$(8,922)
Expenditures for additions to property & equipment, net of grants from outside parties	$8,463		$4,290
(a)

Includes a $0.1 million reduction to corporate development and related costs for the three months ended March 31, 2018. Includes an accounts receivable reserve of $1.5 million associated with a customer entering into bankruptcy for the three months ended March 31, 2017.

GENESEE & WYOMING INC. AND SUBSIDIARIES
FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

Three Months Ended March 31, 2018	North American Operations			Australian Operations			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload
Agricultural Products	$31,372	53,764	$584	$5,483	13,112	$418	$1,235	966	$1,278	$38,090	67,842	$561
Autos & Auto Parts	5,367	8,716	616	—	—	—	—	—	—	5,367	8,716	616
Chemicals & Plastics	36,217	43,342	836	—	—	—	—	—	—	36,217	43,342	836
Coal & Coke	19,945	61,966	322	31,579	96,856	326	3,476	5,895	590	55,000	164,717	334
Food & Kindred Products	8,350	15,183	550	—	—	—	—	—	—	8,350	15,183	550
Intermodal	309	3,084	100	15,973	12,754	1,252	67,321	210,780	319	83,603	226,618	369
Lumber & Forest Products	22,439	36,250	619	—	—	—	—	—	—	22,439	36,250	619
Metallic Ores	3,573	4,396	813	7,731	4,871	1,587	—	—	—	11,304	9,267	1,220
Metals	28,394	35,238	806	—	—	—	—	—	—	28,394	35,238	806
Minerals & Stone	30,518	47,696	640	2,094	15,863	132	19,179	44,144	434	51,791	107,703	481
Petroleum Products	18,483	25,660	720	151	59	2,559	—	—	—	18,634	25,719	725
Pulp & Paper	28,871	41,357	698	—	—	—	—	—	—	28,871	41,357	698
Waste	5,888	11,981	491	—	—	—	—	—	—	5,888	11,981	491
Other	5,691	17,380	327	—	—	—	—	—	—	5,691	17,380	327
Totals	$245,417	406,013	$604	$63,011	143,515	$439	$91,211	261,785	$348	$399,639	811,313	$493

Three Months Ended March 31, 2017	North American Operations			Australian Operations			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload
Agricultural Products	$32,978	57,251	$576	$5,746	15,266	$376	$1,739	1,513	$1,149	$40,463	74,030	$547
Autos & Auto Parts	5,210	8,793	593	—	—	—	—	—	—	5,210	8,793	593
Chemicals & Plastics	37,515	46,008	815	—	—	—	—	—	—	37,515	46,008	815
Coal & Coke	21,733	63,299	343	29,521	97,684	302	3,400	10,561	322	54,654	171,544	319
Food & Kindred Products	8,274	14,870	556	—	—	—	—	—	—	8,274	14,870	556
Intermodal	177	1,801	98	15,867	13,578	1,169	61,996	223,813	277	78,040	239,192	326
Lumber & Forest Products	20,376	33,555	607	—	—	—	—	—	—	20,376	33,555	607
Metallic Ores	3,896	4,924	791	7,631	6,906	1,105	—	—	—	11,527	11,830	974
Metals	26,594	35,798	743	—	—	—	—	—	—	26,594	35,798	743
Minerals & Stone	28,115	47,045	598	1,979	15,928	124	11,455	32,929	348	41,549	95,902	433
Petroleum Products	18,427	25,137	733	130	54	2,407	—	—	—	18,557	25,191	737
Pulp & Paper	25,478	38,774	657	—	—	—	—	—	—	25,478	38,774	657
Waste	5,194	10,744	483	—	—	—	—	—	—	5,194	10,744	483
Other	4,314	15,017	287	—	—	—	—	—	—	4,314	15,017	287
Totals	$238,281	403,016	$591	$60,874	149,416	$407	$78,590	268,816	$292	$377,745	821,248	$460

* Represents physical railcars and the estimated railcar equivalents of commodities transported by metric ton or other measure, as well as intermodal units.

Non-GAAP Financial Measures

This earnings release contains references to adjusted operating income, adjusted operating ratio, adjusted operating expenses, adjusted net income attributable to G&W, adjusted diluted earnings per common share (EPS) and the adjusted free cash flow measures of adjusted net cash provided by operating activities attributable to G&W, adjusted free cash flow attributable to G&W and adjusted free cash flow attributable to G&W before new business investments and grant funded projects, which are “non-GAAP financial measures” as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Management views these non-GAAP financial measures as important measures of G&W’s operating performance or, in the case of the adjusted free cash flow measures, a useful indicator of cash flow that may be available for discretionary use by G&W. Management also views these non-GAAP financial measures as a way to assess comparability between periods. Key limitations of the adjusted free cash flow measures include the assumptions that G&W will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.

The following tables set forth reconciliations of each of these non-GAAP financial measures to their most directly comparable GAAP measure ($ in millions, except per share amounts).

Reconciliations of Non-GAAP Financial Measures

Adjusted Operating Income and Adjusted Operating Ratio

	Three Months Ended
	March 31, 2018
	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$325.6	$74.8	$174.2	$574.7
Operating expenses	252.5	58.9	176.4	487.7
Operating income/(loss)(a)	$73.2	$16.0	$(2.2)	$86.9
Operating ratio (b)	77.5%	78.7%	101.3%	84.9%

Operating expenses	$252.5	$58.9	$176.4	$487.7
Corporate development and related costs	(0.2)	—	0.1	(0.2)
Restructuring costs	—	—	(0.2)	(0.3)
Adjusted operating expenses	$252.2	$58.8	$176.2	$487.3

Adjusted operating income/(loss)	$73.4	$16.0	$(2.0)	$87.4
Adjusted operating ratio	77.5%	78.6%	101.2%	84.8%
(a)	Operating income is calculated as operating revenues less operating expenses.
(b)	Operating ratio is calculated as operating expenses divided by operating revenues.

	Three Months Ended
	March 31, 2017
	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$319.5	$73.9	$125.7	$519.1
Operating expenses	251.8	56.7	134.6	443.2
Operating income/(loss) (a)	$67.7	$17.2	$(8.9)	$75.9
Operating ratio (b)	78.8%	76.8%	107.1%	85.4%

Operating expenses	$251.8	$56.7	$134.6	$443.2
Corporate development and related costs	(5.2)	(0.1)	—	(5.4)
Restructuring costs	(0.1)	(0.3)	(3.4)	(3.8)
Adjusted operating expenses	$246.5	$56.3	$131.3	$434.1

Adjusted operating income/(loss)	$73.0	$17.6	$(5.5)	$85.1
Adjusted operating ratio	77.2%	76.1%	104.4%	83.6%
(a)	Operating income is calculated as operating revenues less operating expenses.
(b)	Operating ratio is calculated as operating expenses divided by operating revenues.

Adjusted Net Income and Adjusted Diluted EPS

Three Months Ended March 31, 2018	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS
As reported	$60.1	$15.9	$75.1	$1.19
Add back certain items:
Corporate development and related costs	0.2	—	0.1	—
Restructuring costs	0.3	—	0.2	—
2017 Short Line Tax Credit	—	(31.6)	(31.6)	(0.50)
As adjusted	$60.6	$(15.8)	$43.8	$0.70

Three Months Ended March 31, 2017	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS
As reported	$49.2	$(21.9)	$26.2	$0.42
Add back certain items:
Corporate development and related costs	5.4	(2.2)	3.2	0.05
Restructuring costs	3.8	(0.2)	3.5	0.06
As adjusted	$58.4	$(24.2)	$32.9	$0.53

Adjusted Free Cash Flow Measures

	Three Months Ended
	March 31,
	2018	2017
Net cash provided by operating activities	$101.4	$85.0
Allocation of adjusted cash flow to noncontrolling interest(a)	(9.0)	(6.4)
Adjusted net cash provided by operating activities attributable to G&W	$92.4	$78.6
Core capital expenditures(b)	(41.4)	(28.9)
Adjusted free cash flow attributable to G&W before new business investments and grant funded projects	$51.0	$49.7
New business investments(b)	(7.5)	(0.1)
Grant funded projects, net of proceeds received from outside parties(c)	(0.4)	1.4
Adjusted free cash flow attributable to G&W	$43.1	$51.0
(a)

Allocation of adjusted cash flow to noncontrolling interest (Macquarie Infrastructure and Real Assets' (MIRA's) 48.9% equity ownership of G&W Australia Holdings LP (GWA) since December 1, 2016) is calculated as 48.9% of the total of (i) cash flow provided by operating activities of G&W’s Australian Operations, less (ii) net purchases of property and equipment of G&W’s Australian Operations. The timing and amount of actual distributions, if any, from GWA to G&W and MIRA made in any given period will vary and could differ materially from the amounts presented. There were no such distributions made during the three months ended March 31, 2018 and 2017. G&W expressly disclaims any direct correlation between the allocation of adjusted cash flow to noncontrolling interest and actual distributions made in any given period.

(b)	See breakout below.

	Three Months Ended March 31, 2018
	Core Capital(c)	New Business Investments	Grant Funded Projects(d)	Total
Purchase of property and equipment	$(44.4)	$(7.5)	$(6.3)	$(58.2)
Grant proceeds from outside parties	—	—	5.9	5.9
Insurance proceeds for the replacement of assets	1.6	—	—	1.6
Proceeds from disposition of property and equipment	1.4	—	—	1.4
Purchase of property and equipment, net	$(41.4)	$(7.5)	$(0.4)	$(49.3)

	Three Months Ended March 31, 2017
	Core Capital(c)	New Business Investments	Grant Funded Projects(d)	Total
Purchase of property and equipment	$(31.3)	$(0.1)	$(3.3)	$(34.7)
Grant proceeds from outside parties	—	—	4.8	4.8
Insurance proceeds for the replacement of assets	1.4	—	—	1.4
Proceeds from disposition of property and equipment	0.9	—	—	0.9
Purchase of property and equipment, net	$(28.9)	$(0.1)	$1.4	$(27.6)

(c)

Core capital expenditures represent purchases of property and equipment as presented on the Statement of Cash Flows less grant proceeds from outside parties, insurance proceeds for the replacement of assets and proceeds from disposition of property and equipment, each of which as presented on the Statement of Cash Flows, less new business investments and grant funded projects.

(d)

Grant funded projects represent purchases of property and equipment for projects partially or entirely funded by outside parties, net of grant proceeds from outside parties as presented on the Statement of Cash Flows.

CONTACT:
G&W Corporate Communications
Michael Williams, 1-203-202-8900
mwilliams@gwrr.com